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                                                              EXHIBIT 21

                              LIST OF SUBSIDIARIES


Subsidiary                           State or other jurisdiction of organization
- ----------                           -------------------------------------------

Campell Services, Inc.               Michigan
Firefox Acquisition Corp.            Delaware
FTP Software Asia, Inc.              Massachusetts
FTP Software (Asia Pacific) Pte Ltd  Singapore
FTP Software Canada Ltd.             Alberta, Canada
FTP Software Export, Inc.            Barbados
FTP Software Kabushiki Kaisha        Japan
FTP Software Security Corp., Inc.    Massachusetts
FTP Software Worldwide, Inc.         Massachusetts